Exhibit 3.3

CERTIFICATE OF DESIGNATION
SERIES C CONVERTIBLE PREFERRED STOCK
FOR
GLOBAL ENTERTAINMENT HOLDINGS, INC.

GLOBAL ENTERTAINMENT HOLDINGS, INC., a Nevada corporation (the "Company") does hereby make this Certificate of Designation, and the undersigned, being an officer of the Company does hereby certify that the following Resolutions have been duly adopted by the Company and are in full force and effect.

            RESOLVED, that, pursuant to Article Fourth of the Articles of Incorporation, as amended, of the Company, the Board of Directors hereby authorizes the issuance of, and fixes the designation and preferences and relative, participating, optional, and other special rights, and qualifications, limitations and restrictions, of a series of Preferred Stock consisting of six million (6,000,000) shares, $0.001 par value, to be designated "Series C Convertible Preferred Stock" (the "Series C Stock").

           RESOLVED, that each share of the Series C Stock shall rank equally in all aspects and shall be subject to the following terms and provisions:

           1.  Preference on Liquidation. In the event of any voluntary or involuntary liquidation, distribution of assets (other than the payment of dividends), dissolution or winding-up of the Company, Series C Stock shall have preferential rights to the Company's common stock.

           2.  Voting Rights.

(a)  General Rights.  Except as otherwise provided herein or as required by law, the Series C Stock shall be voted equally with the shares of the Common Stock of the Corporation and not as a separate class, at any annual or special meeting of stockholders of the Corporation, and may act by written consent in the same manner as the Common Stock.

(b)  Number of Votes.  The holder of the shares of Series C Stock shall be entitled to such number of votes as shall be equal to the aggregate number of shares of Common Stock into which such holder's shares of Series C Stock are convertible immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent.

           3.   Dividends.  The holders of Series C Stock will be entitled to any dividends on the Series C Preferred Stock as shall be declared by the Board of Directors.

           4.   Conversion Rights. The holders of the Series C Stock shall have the following rights with respect to the conversion of the Series C Stock into shares of Common Stock (the "Conversion Rights"):

           (a)  Conversion.  Subject to and in compliance with the provisions of this Section 3, any shares of Series C Stock may, at any time, at the option of the holder, be converted into fully paid and non-assessable shares of Common Stock (a "Conversion").

           (b) Conversion Rate. The entire class of authorized shares of Series C stock shall be convertible into approximately sixty percent (60%) of the Company’s common stock on a non-dilutive basis.  Specifically, each share of Series C stock shall be convertible into such number of shares of common stock that is equal to the product of the number of the Company's common stock issued and outstanding at the time of conversion multiplied by 0.000025%.

           (c)  Mechanics of the Conversion.  Upon a Conversion, the holder of Series C Stock shall surrender the applicable certificate or certificates therefore, duly endorsed, at the office of the Company or any transfer agent for the Series C Stock, and shall give written notice to the Company of the Conversion and the number of shares of Series C Stock being converted.  Thereupon, the Company shall promptly issue and deliver to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled. A Conversion shall be deemed to have been made at the close of the first business day after the date both notice has been given and the applicable share certificate or certificates have been delivered to the Company, provided, however, if the foregoing occurs on a business day, before the close of business, the Conversion shall be deemed to have occurred at the close of business on that day (the "Conversion Date"). The person entitled to receive the shares of Common Stock issuable upon a Conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

           (d)  Adjustment to Conversion Ratio. If, prior to the conversion of all shares of Series C Preferred Stock, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend or other similar event, or if the number of outstanding shares of Common Stock is decreased by a combination or reclassification of shares, or other similar event, the Board of Directors of the Corporation shall make an equitable adjustment in the Conversion Ratio, if necessary, to reflect such event in order to preserve substantially the initial Conversion Ratio.

           (e) Reorganizations, Mergers, Consolidations or Sales of Assets. If at any time or from time to time after the date of issuance of the Series C Stock, there is a capital reorganization of the Common Stock (other than a transaction provided for elsewhere in this Section 4), as a part of such capital reorganization, provision shall be made so that the holders of the Series C Stock shall thereafter be entitled to receive upon conversion of the Series C Stock the number of shares of stock or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof.

           (f)  Notices of Record Date. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any sale of the Company, capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Series C Stock at least twenty (20) days prior to the record date specified therein a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such sale of the Company, reorganization, reclassification, recapitalization, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such sale of the Company, reorganization, reclassification, recapitalization, dissolution, liquidation or winding up.

           (g)  Fractional Shares. Any fractional share of Common Stock resulting from the conversion of the Series C Stock shall be rounded up to the nearest whole share.

           (h)  Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series C Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series C Stock.  If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series C Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

           (i)  Notices.  Any notice required by the provisions of this Section 4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmation telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) three (3) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

           (j)  No Impairment. The Company will not, by amendment or restatement of its Articles of Incorporation, as amended, or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holder of the Series C Stock against impairment.

5.  Protective Provisions.  So long as any shares of Series C Stock are outstanding, the Company shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the voting power of the then outstanding shares of such Series C Stock:

(a)  alter or change the rights, preferences or privileges of the shares of Series C Stock so as to affect adversely the shares; or

(b)  increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series C Stock.

6.  Reacquired Shares.  Any shares of Series C Stock purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof.  All such shares shall upon their cancellation become authorized but unissued shares of Series C Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restriction on issuance set forth herein.

           This Certificate of Designation has been executed and adopted on behalf of the Company as of January 9, 2007.

GLOBAL ENTERTAINMENT HOLDINGS, INC.

By:  /s/ Gary Rasmussen
Name:  Gary Rasmussen
Title: Chief Executive Officer